Exhibit 3.06

CERTIFICATE OF ELIMINATION
OF THE SERIES A JUNIOR PREFERRED STOCK
OF
NORTONLIFELOCK INC.
NortonLifeLock Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1. That, pursuant to Section 151 of the DGCL and the authority granted in the Amended and Restated Certificate of Incorporation of the Company, and all subsequent amendments thereto (the “Certificated of Incorporation”), the Board of Directors (the “Board”) of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock of the Company as Series A Junior Preferred Stock, par value $0.01 per share, and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on June 25, 2015, filed a Certificate of Designations with respect to such Series A Junior Preferred Stock with the Secretary of State of the State of Delaware.
2. That no shares of such Series A Junior Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificate of Designations.
3. That the Board of the Company has adopted the following resolution:
RESOLVED, that recognizing that no shares of Series A Junior Preferred Stock are outstanding and no shares of such series shall be issued subject to the Certificate of Designations of Series A Junior Preferred Stock filed with the Delaware Secretary of State, the elimination of such Certificate of Designations and of all matters set forth therein is hereby approved.
4. That, accordingly, the Certificate of Designations with respect to such Series A Junior Preferred Stock, and all matters set forth therein with respect to such Series A Junior Preferred Stock, be, and hereby are, eliminated from the Certificate of Incorporation of the Company.
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IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Company by its General Counsel and Corporate Secretary this 22nd day of May, 2020.
NORTONLIFELOCK INC.
By:        /s/ Bryan Ko
Name:    Bryan Ko

Title:	General Counsel and Corporate Secretary

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